Exhibit 10.1

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

2012 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

FOR NON-OFFICER DIRECTORS

THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), dated as of                     , is entered into between HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Company”), and                      (“Grantee”). Capitalized terms used herein but not defined shall have the meanings assigned to those terms in the Company’s 2012 Stock Option and Incentive Plan (the “Plan”).

W I T N E S S E T H:

A. Grantee is a Non-Officer Director of the Company; and

B. The execution of this Agreement in the form hereof has been authorized by the Compensation and Option Committee of the Board (the “Committee”).

NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Agreement, the Company and Grantee agree as follows:

1.      Grant of Restricted Share Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee {            } Restricted Share Units (the “Grant”). This Agreement constitutes an “Evidence of Award” under the Plan.

2.      Date of Grant. The effective date of the Grant is                      (the “Date of Grant”).

3.      Restrictions on Transfer of Restricted Share Units. Other than as provided herein, neither the Restricted Share Units granted hereby nor any interest therein shall be transferable other than by will or the laws of descent and distribution.

4.      Vesting of Restricted Share Units.

(a) Except as otherwise provided in this Agreement, one-third of the Restricted Share Units shall become nonforfeitable on each of the first three anniversaries of the Date of Grant (each applicable date, a “Vesting Date”), unless earlier forfeited in accordance with Section 5.

(b) Notwithstanding the provisions of Section 4(a) above, all Restricted Share Units shall become immediately nonforfeitable upon the occurrence of a Change in Control (as defined below). A “Change in Control” means the occurrence, before this Agreement terminates, of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Shares”); provided, however, that for purposes of this Section 4(b)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Shares directly from the Company that is approved by the Incumbent Board (as defined in Section 4(b)(ii) below), (B) any acquisition by the Company or a Subsidiary of Voting Shares, (C) any acquisition of Voting Shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (D) any acquisition of Voting Shares by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 4(b)(iii) below;

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-12 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Shares immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 4(b)(iii) hereof.

(c) Notwithstanding the provisions of Section 4(a) above, all Restricted Share Units shall immediately become nonforfeitable upon Grantee’s termination of service from the Board

(i) after Grantee has both attained age 65 and completed at least five years of service as a Director, (ii) because of the Grantee’s death, or (iii) because the Grantee has become permanently disabled.

5.      Forfeiture of Restricted Share Units. Any of the Restricted Share Units that remain forfeitable in accordance with Section 4 hereof shall be forfeited if Grantee’s service as a non-officer director ceases for any reason, other than subsequently becoming an officer or employee of the Company or a Subsidiary while remaining a director, prior to the applicable Vesting Date and prior to such shares becoming nonforfeitable in accordance with Section 4 hereof.

6.      Payment of Restricted Share Units. The restrictions on transfer on the Restricted Share Units imposed by Section 3 shall lapse and the shares of Common Stock underlying the Restricted Share Units shall be transferred to the Grantee (or to the Grantee’s estate as the case may be), except as otherwise provided in Section 8 and Section 10, upon the first to occur of the following events; provided, however, that the Committee, in its sole discretion, may settle the award of Restricted Share Units wholly, or partly in cash:

(a) the death of the Grantee;

(b) the disability of the Grantee, as the term “disability” is defined for purposes of Section 409A of the Code;

(c) a Change in Control, provided that such event constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” as that term is defined for purposes of Section 409A of the Code; and

(d) the separation from service from the Company of the Grantee, as the term “separation from service” is defined for purposes of Section 409A of the Code.

7.      Dividend, Voting and Other Rights. The Grantee shall have no rights of ownership in the Restricted Share Units and shall have no voting rights with respect to such Restricted Share Units until the date on which the shares of Common Stock are transferred to the Grantee pursuant to Section 6 above. From and after the Date of Grant and until the earlier of (a) the time when the Grantee receives the shares of Common Stock underlying the Restricted Share Units in accordance with Section 6 hereof or (b) the time when the Grantee’s right to receive the Restricted Share Units is forfeited in accordance with Section 5 hereof, the Company shall pay to the Grantee whenever a normal cash dividend is paid on shares of Common Stock, an amount of cash equal to the product of the per-share amount of the dividend paid times the number of such Restricted Share Units. Such payment shall be made within 30 days after the corresponding dividend payment is made to the stockholders of the Company.

8.      Retention of Common Stock by the Company. At such time as the Restricted Share Units become payable as specified in this Agreement, the Company shall direct the transfer agent to forward all such payable shares of Common Stock to the Grantee.

9.      Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would, in the reasonable opinion of the Company, result in a violation of any such law. In such case, the Company shall comply with Treasury Regulation section 1.409A-2(b)(7)(ii).

10.    Compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if the Grantee is a “specified employee” (within the meaning of Section 409A of the Code (“Section 409A”) and determined pursuant to procedures adopted by the Company from time to time) at the time of his or her “separation from service” (within the meaning of Section 409A) and if any payment to be received by the Grantee under Section 6 or Section 8 upon his or her separation from service would be considered deferred compensation (the “Delayed Payment”) under Section 409A, then the following provisions will apply to the Delayed Payment. Each such payment of deferred compensation that would otherwise be payable pursuant to Section 6 or Section 8 during the six-month period immediately following the Grantee’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date the Grantee incurs a separation from service and (ii) the Grantee’s death. In the event this Section 10 applies, the fair market value of the Restricted Share Units shall be the fair market value, as determined in accordance with the Plan, on the earlier of the dates specified in clauses (i) and (ii) above. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A and shall be interpreted consistent with Section 409A.

11.    Communications. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	400 Atlantic Street, Suite 1500
Stamford, CT 06901
Attention: General Counsel

If to Grantee, at:	Grantee’s address provided by Grantee on the last page hereof

Either the Company or Grantee may change the above designated address by written notice to the other specifying such new address.

12.    Interpretation. The interpretation and construction of this Agreement by the Committee shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

13.    Amendment in Writing. This Agreement may be amended as provided in the Plan; provided, however, that all such amendments shall be in writing.

14.    Integration. The Restricted Share Units are granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, including but not limited to Section 11.15 of the Plan. A copy of the Plan is available upon request and is incorporated herein by reference. As such, this Agreement and the Plan embody the entire agreement and understanding of the Company and Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the Restricted Share Units.

15.    Severance. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.    Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Delaware.

17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement is executed by a duly authorized representative of the Company on the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Dinesh C. Paliwal
Name:	Dinesh C. Paliwal
Title:	Chairman, President and CEO

The undersigned Grantee acknowledges receipt of an executed copy of this Agreement and accepts the Restricted Share Units subject to the applicable terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Date:
Grantee